As filed with the Securities and Exchange Commission on September 10, 2025

Registration No. 333-207748

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT

NO. 333-207748

UNDER

THE SECURITIES ACT OF 1933

ROYAL BANK OF CANADA

(Exact Name of Registrant as Specified in Its Charter)

Canada	13-5357855
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification Number)

200 Bay Street
Royal Bank Plaza
Toronto, Ontario
Canada, M5J 2J5
(Address of Principal Executive Offices)

City National Bank 401(k) Plan

(Full Title of the Plan)

Cogency Global
122 East 42nd Street
18th Floor
New York, NY 10168
(Name and Address of Agent for Service)

212-947-7200

(Telephone number, including area code, of agent for service)

Copies to:

Benjamin H. Weiner

Heather L. Coleman

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

Tel: (212) 558-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934 (the “Exchange Act”).

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Royal Bank of Canada (the “Bank”) filed a Registration Statement on Form S-8 on November 2, 2015 (File No. 333-207748) (the “Registration Statement”) to register, under the Securities Act of 1933, as amended, an aggregate of 2,391,094 of the Bank’s common shares, without par value, issuable under the City National Bank Profit Sharing Plan (the “Plan”) and an indeterminate amount of interests to be offered or sold pursuant to the Plan. This Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) to the Registration Statement is being filed to: (i) reflect the renaming of the Plan as the “City National Bank 401(k) Plan,” (ii) reflect the amendment and restatement of the Plan, which is filed herewith as Exhibit 4.2 and replaces Exhibit 4.2 of the Registration Statement and (iii) amend the cover page of the Registration Statement by reflecting Cogency Global Inc. as the agent for service and replacing the addresses to which copies of notices and communications should be sent. No additional securities are being registered hereby.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8.	Exhibits

Exhibit No.	Description

4.2	City National Bank 401(k) Plan, as amended and restated, effective from and after January 1, 2025.*

*	Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, Canada on September 10, 2025.

ROYAL BANK OF CANADA

By:	/s/ David McKay
Name: David McKay
Title: President and Chief Executive Officer, Director

Pursuant to the requirements of the Securities Act, the Plan Administrator of the City National Bank 401(k) Plan has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Los Angeles, California, on September 10, 2025.

CITY NATIONAL BANK 401(K) PLAN

By:	/s/ Scott Johnson
City National Bank 401(k) Plan Administrator
By: Scott Johnson

Each person whose signature appears below constitutes and appoints David McKay, Katherine Gibson and Nick Tomovski, and each of them individually, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign the Registration Statement and any or all amendments (including post-effective amendments) to the Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof. Without limiting the generality of the foregoing, amendments to the Registration Statement may make such changes in the Registration Statement as such attorney-in-fact may deem appropriate, and with full power and authority to perform and do any and all acts and things, whatsoever which any such attorney-in-fact or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above-described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney-in-fact or substitute.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Name	Position	Date

/s/ David McKay	President and Chief Executive Officer, Director	September 10, 2025
David McKay	(Principal Executive Officer)

/s/ Katherine Gibson	Chief Financial Officer	September 10, 2025
Katherine Gibson	(Principal Financial Officer)

/s/ Nick Tomovski	Senior Vice-President, Enterprise Controller	September 10, 2025
Nick Tomovski	(Principal Accounting Officer)

/s/ Jacynthe Côté	Chair of the Board	September 10, 2025
Jacynthe Côté

/s/ Mirko Bibic	Director	September 10, 2025
Mirko Bibic

/s/ Andrew A. Chisholm	Director	September 10, 2025
Andrew A. Chisholm

/s/ Toos N. Daruvala	Director	September 10, 2025
Toos N. Daruvala

/s/ Cynthia Devine	Director	September 10, 2025
Cynthia Devine

/s/ Roberta L. Jamieson, O.C.	Director	September 10, 2025
Roberta L. Jamieson, O.C.

/s/ Amanda Norton	Director	September 10, 2025
Amanda Norton

/s/ Barry Perry	Director	September 10, 2025
Barry Perry

/s/ Maryann Turcke	Director	September 10, 2025
Maryann Turcke

/s/ Thierry Vandal	Director	September 10, 2025
Thierry Vandal

/s/ Frank Vettese	Director	September 10, 2025
Frank Vettese

/s/ Jeffery Yabuki	Director	September 10, 2025
Jeffery Yabuki

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the Authorized Representative has duly caused this registration statement to be signed on its behalf by the undersigned, solely in his capacity as the duly authorized representative of Royal Bank of Canada in the United States, in the City of New York, State of New York, on September 10, 2025.

ROYAL BANK OF CANADA

By:	/s/ John Penn
Name: John Penn
Title: Assistant General Counsel & Managing Director, RBC U.S. Head of Regulatory Law